Exhibit 10.2

RETENTION AGREEMENT

This RETENTION AGREEMENT (this “Agreement”) is made and entered into as of the 18th day of April, 2013, by and between AEROSONIC CORPORATION, a Delaware corporation (the “Company”), and KEVIN J. PURCELL (the “Executive”), and provides as follows:

RECITALS

WHEREAS, Executive must be free to make decisions in the best interest of the Company’s shareholders without being concerned about the immediate impact to Executive’s job security or compensation;

WHEREAS, the Company desires to offer Executive assurances that Executive will be paid severance compensation upon the occurrence of certain events in connection with a Change of Control as defined herein; and

WHEREAS, the Company and the Executive previously entered into the Retention Agreement dated as of December 13, 2010 (the “Prior Agreement”), and this Agreement amends and restates in its entirety the Prior Agreement.

TERMS OF AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows:

1. Definitions. As used in this Agreement, the following terms shall be defined as set forth below:

“Base Salary” means the annualized, base salary payable to Executive by the Company as of any particular date, and excludes all other cash and non-cash compensation paid or payable to Executive.

“Change of Control” means the occurrence of any one of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

“Employment Agreement” means the employment agreement by and between the Executive and the Company made and entered as of the 26th day of May, 2009, and includes any amendments thereto.

“Triggering Event” means the occurrence of any one of the following events:

(i) the Company terminates Executive’s employment with the Company without “cause” as such term is defined in Executive’s Employment Agreement; or

(ii) Executive terminates his employment with the Company because the Company has reduced Executive’s Base Salary or the amount of bonus for which Executive is eligible from the highest levels in place from the date that is three (3) months before a Change of Control through the time of the Change of Control; or

(iii) Executive terminates his employment with the Company because the Company (i) has reduced Executive’s title, duties, authority or reporting relationships so as to materially reduce Executive’s overall job responsibilities from the highest levels in place from the date that is three (3) month before a Change of Control through the time of the Change of Control or (ii) has required that Executive relocate to a location more than 40 miles from the Company’s headquarters at the time of the Change of Control;

provided that, none of the events described in clauses (ii) and (iii) above shall constitute a Triggering Event unless and until the Executive first notifies the Company in writing describing the event(s) which constitute(s) the Triggering Event(s) within 90 days after the occurrence of such event(s) and the Company fails to cure such event(s) within 30 days after the Company’s receipt of such written notice.

2. Severance Compensation.

(a) If a Triggering Event occurs within eighteen (18) months following a Change of Control or within three (3) months before a Change of Control, the Company shall pay to Executive each of the following as “Severance Compensation”:

(i) An amount equal to 110% of Executive’s highest Base Salary in place from the date that is three (3) months before a Change of Control through the time of the Triggering Event times 150% (i.e., a total of 165% of Executive’s Base Salary), payable as specified below; and

(ii) An amount equal to 150% of the average of Executive’s bonuses paid under Section 8 of his Employment Agreement over the previous two fiscal years from the Triggering Event, payable as specified below.

(b) Payment of the Severance Compensation is contingent upon: (i) Executive’s executing and delivering to the Company a release in favor of the Company in the form attached hereto as Exhibit A (the “General Release”) and the General Release becoming effective without timely revocation; and (ii) Executive’s satisfactorily performing his obligations under this Agreement as well as Sections 11 (Confidentiality/Nondisclosure) or 12 (Covenants Against Competition) in Executive’s Employment Agreement. Specifically, if Executive has not satisfactorily performed all of his obligations under this Agreement or the foregoing sections of Executive’s Employment Agreement, then Executive will not be entitled to any Severance Compensation and the Company shall not pay the Severance Compensation; or, if such Severance Compensation has already been paid, Executive shall be required to reimburse the Company in the full amounts paid. Further, if the Executive has not executed and delivered the General Release by the date that is sixty (60) days after the Triggering Event (the “Required Release Date”), the Executive shall forfeit all rights to receive the Severance Compensation.

(c) Subject to Section 13, the Severance Compensation shall be paid in equal monthly installments over a period of eighteen (18) months on Employer’s regular payroll dates in effect on the date of termination of Executive’s employment with the Company, commencing with the first payroll date following the date on which the General Release is executed and delivered and the expiration of all revocation periods in the General Release (the “Release Effective Date”); provided that, if the date of the Triggering Event and the Required Release Date are in different calendar years, payment shall commence on the first payroll date of the second year (regardless of when the Release Effective Date occurs).

(d) All Severance Compensation payments are subject to the usual taxes, payroll deductions and withholdings and shall be mailed to Executive’s last known residential address. It is Executive’s obligation to keep the Company informed as to any changes to such address.

(e) Executive shall not be entitled to any other salary, bonuses, employee benefits or other compensation after termination of his employment for reason other than a Triggering Event, except as otherwise specifically provided for under Executive’s Employment Agreement, the Company’s employee benefit plans or as otherwise expressly required by applicable law.

3. Employment Status. This Agreement does not constitute an employment agreement between the Company and Executive, but rather provides for the payment of severance compensation to Executive on the termination of his employment with the Company under the conditions described in this Agreement. This Agreement does not guarantee the continued employment of Executive by the Company or the payment of any other amount of compensation.

4. Governing Law. This Agreement shall be subject to and construed in accordance with the laws of the State of Florida, without giving effect to its principles of conflict of laws.

5. Venue; Legal Fees. Any action brought to enforce or to test the enforceability of any provision of this Agreement, shall be brought in either the United States District Court for the Middle District of Florida or the Circuit Court of Pinellas County, Florida. In any legal proceeding arising out of this Agreement, the losing party shall reimburse the prevailing party, on demand, for all costs incurred by the prevailing party in connection with such legal proceeding, including reasonable attorneys’ fees and costs.

6. Assignability. This Agreement shall be binding upon and inure to the benefit of the Company, and may be assigned by the Company to any person or firm who may succeed to the majority of the assets of the Company. This Agreement shall not be assignable by Executive.

7. Notices. Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Company to its registered agent or in the case of Executive to his last known address.

8. Entire Agreement.

(a) This Agreement supersedes the Prior Agreement and constitutes the entire agreement among the parties with respect to the payment of severance compensation upon the occurrence of certain events in connection with a change of control as defined herein and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof.

(b) Notwithstanding the foregoing, this Agreement is not intended to supersede, terminate, alter, or modify any provision in Executive’s Employment Agreement; provided however that this Agreement is intended to be mutually exclusive of the payment provisions found in Section 10 of Executive’s Employment Agreement such that if Executive receives Severance Compensation under this Agreement, he shall not be entitled to receive any payments under Section 10 of his Employment Agreement (other than compensation accrued through the date of termination of Executive’s employment) and to the extent any such payments have been made, they shall be credited against payments due under this Agreement.

(c) This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

9. Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

10. Case and Gender. Wherever required by the context of this Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.

11. Captions. The captions used in this Retention Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

12. Section 409A. This Agreement is intended to comply with the applicable requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith. Notwithstanding the preceding, the Company shall not be liable to Executive or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any payments under this Agreement are subject to taxes, penalties or interest as a result of failing to comply with Section 409A of the Code.

13. Delay of Payment. Notwithstanding any other provision of this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code, to the extent necessary to comply with Section 409A of the Code, no payments (which are not otherwise exempt) may be made hereunder before the date which is six months after Executive’s separation from service or, if earlier, his death. Any amounts which would have otherwise been required to be paid during such six months or, if earlier, until Executive’s death, shall be paid to Executive in one lump sum cash payment on the first payroll date after the date which is six months after Executive’s separation from service or, if earlier, after Executive’s death. Any other payments scheduled to be made under this Agreement shall be made and provided at the times otherwise designated in this Agreement disregarding the delay of payment for the payments described in this Section 13. Additionally, notwithstanding any other provision of this Agreement, Executive will only be entitled to receive payment on termination of his employment when the termination of employment qualifies as a “separation from service” within the meaning of Section 409A of the Code. Each installment under this Agreement shall be regarded as a separate “payment” for purposes of Section 409A.

(signature page follows)

IN WITNESS WHEREOF, the Company has caused this Retention Agreement to be signed by its duly authorized officer and Executive has hereunto set his hand and seal on the day and year first above written.

AEROSONIC CORPORATION

By:	/s/ Douglas J. Hillman
	Name:	Douglas J. Hillman
	Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Kevin J. Purcell
KEVIN J. PURCELL

Exhibit A

TERMINATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

The undersigned Kevin J. Purcell (“Executive”), in consideration of the performance by AEROSONIC CORPORATION, a Delaware corporation (the “Company”), of its obligations to Executive under the Retention Agreement, dated as of the 18th day of April 2013, between the Executive and the Company (the “Retention Agreement”), and in accordance with Section 2(b) of the Retention Agreement, hereby agrees as follows:

1. Executive agrees that the payment of the Severance Compensation to Executive under the Retention Agreement represents, in part, consideration for signing and delivering timely to the Company this Termination Agreement and General Release of all Claims (this “General Release”) and is in excess of all monies or anything else of value owed to him/her by the Company to which Executive is already entitled. Executive agrees that he/she will not receive the Severance Compensation under the Retention Agreement unless and until he/she signs and delivers to the Company within sixty (60) days after the Triggering Event, and does not revoke, this General Release. Capitalized terms not defined herein have the meaning given to them in the Retention Agreement.

2. Except as provided in Section 5 below, Executive, for himself/herself and his/her heirs, successors, and assigns, and anyone claiming by or through them (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases, waives, and forever discharges the Company, its parent, subsidiaries and affiliates, and each of their respective directors, officers, managers, agents, attorneys, present and former employees, partners, investors, stockholders, members, insurers, predecessors, successors, assigns, and representatives (the “Released Parties”), from any and all actual or potential claims, complaints, liabilities, obligations, promises, actions, causes of action, liabilities, agreements, damages, costs, debts, and expenses of any kind, whether known or unknown, that the Releasing Parties have ever had or now have from the beginning of time through the date Executive executes this General Release (collectively, the “Released Claims”). Without limitation, the Released Claims include all claims arising out of, related to or connected with Executive’s employment, or the termination of his/her employment, with the Company, the payment of wages, salary, accrued vacation pay, or any other benefit Executive received or claims he/she should have received in connection with his/her employment; all claims under Title VII of the Civil Rights Act of 1964, as amended; (42 U.S.C. § 2000e, et seq.); the Civil Rights Acts of 1866, 1871 and 1991, all as amended; 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, as amended (29 U.S.C. § 2601, et seq.); the Americans With Disabilities Act, as amended (42 U.S.C. § 12101, et seq.); the Rehabilitation Act of 1973, as amended (29 U.S.C. § 793-94); the Fair Labor Standards Act, as amended (29 U.S.C. § 201, et. seq.); the Equal Pay Act of 1963, as amended (29 U.S.C. § 206); the Employee Retirement Income Security Act, as amended (29 U.S.C. § 1001, et seq.); the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. § 1161, et seq.); the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.); the Older Workers Benefit Protection Act of 1990 (29 U.S.C. § 623); the National Labor Relations Act (NLRA); the Occupational Safety and Health Act (OSHA); and any other federal or state whistle-blower statute or regulation; Chapter 760 of the Florida Civil Rights Act of 1992, as amended; any provision of Chapters 250, 440, 443, 447, 448, and 760 of Florida Statutes; the Florida General

Labor Regulations, as amended; any other state law, rule or regulation of any other state; any local ordinance; workers’ compensation retaliation statutes; and any other federal, state or local statute, rule, regulation or ordinance; any obligations under, arising out of, or related to any contracts, offer letter agreements, offer letters, bonus agreements or plans, other compensation agreements or plans, or any other actual or quasi-contract, including but not limited to, salary payments, bonus payments, benefits, stock, or stock options; common law claims, including but not limited to claims of intentional or negligent infliction of emotional distress, negligent hiring, retention, training or supervision, defamation, invasion of privacy, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, breach of express or implied contract, promissory estoppel, negligence or wrongful termination of employment; any claims for or to past or future unpaid salary, commissions, bonuses, incentive payments, expense reimbursements, health care benefits, life insurance, disability insurance and any other income or benefits the Releasing Parties received or claim they should receive; and all other claims of any kind arising out of, related to or connected with Executive’s employment, or the termination of his/her employment, with the Company, including but not limited to any claims for attorneys’ fees related thereto.

3. The Releasing Parties covenant not to sue any Released Party for any Released Claim. The Releasing Parties represent and warrant that they have not filed any complaint, claim or charge against a Released Party with any local, state or federal agency or court. The Releasing Parties agree that, if any such agency or court assumes the prosecution or jurisdiction of any complaint or charge against a Released Party, the Releasing Parties will immediately dismiss the complaint or charge and/or will immediately request such agency or court to dismiss and withdraw from the matter, and the Releasing Parties will not support the effort of anyone else or any entity that might file an action against a Released Party. In the event the Releasing Parties fail or refuse to undertake these obligations, the Releasing Parties agree that this General Release shall operate to effectuate his/her/their dismissal or withdrawal of such complaint, charge or claim and that the Releasing Parties will forward to the Released Party any monies the Releasing Parties receive from such complaint, charge or claim.

4. The Releasing Parties represent and warrant that they have not assigned or otherwise transferred any interest in any Released Claim. The Releasing Parties shall not commence, join in, or in any manner seek relief through any suit arising out of, based upon, or relating to any Released Claim. The Releasing Parties represent and warrant that they are not aware of any claim other than the Released Claims that are released by this General Release. The Releasing Parties acknowledge that he/she/they may hereafter discover claims or facts with respect to claims which arose on or prior to the date hereof in addition to or different than those which such party now knows or believes to exist with respect to the subject matter of this General Release and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and such party’s decision to enter into it. Nevertheless, the Releasing Parties hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

5. The Released Claims shall not include (a) Executive’s rights to any Severance Compensation expressly payable under the Retention Agreement and in accordance with the terms therein, (b) any right to benefits under any welfare, retirement, or health insurance plan maintained by the Company, if applicable, (c) any right under applicable law or any policy maintained by the Company for insurance continuation or conversion rights, (d) any right to indemnification by the Company under its organizational documents or otherwise with respect to acts or omissions occurring during the Executive’s employment with the Company, and (e) any claim that cannot be released or waived under applicable law. The Releasing Parties affirm that Executive has been paid and/or has received all leaves (paid or unpaid), compensation, wages, overtime, bonuses, commissions, and/or benefits, if any, to which Executive may be entitled, except with respect to (i) those payments of Severance Compensation to be made after the date hereof pursuant to the terms of the Retention Agreement, and (ii) benefits under insurance plans (including COBRA rights under the Company’s health plans) and any retirement plans of the Company.

6. Executive acknowledges, certifies and affirms that:

a.	Executive acknowledges and agrees that he/she has completely disclosed to Company management, in writing, any and all incidents, events, procedures, practices or occurrences, that he/she is aware of, which have the potential of exposing the Company to any federal, state, or local civil monetary penalty or exclusion claim or any other claim that Executive believes may have resulted in a violation of any other federal, state, or local statutes, rules, regulations or guidelines.

b.	Executive further acknowledges that he/she is not aware of any unreported work related illness or injury that he has suffered that would entitle him to Workers’ Compensation benefits.

7. If any provision of this General Release is held invalid, unenforceable or void to any extent by a court of competent jurisdiction, the provision shall be modified, if possible, by reducing its duration and scope to allow enforcement of the maximum permissible duration and scope. The Company reserves the right to rescind the Executive’s rights under the Retention Agreement and recover all Severance Compensation paid under the Retention Agreement if any provision of this General Release is held invalid, unenforceable or void.

8. This General Release does not waive or release the Executive from any contractual or legal obligation to the Company, including, but not limited, to any non-competition, non-solicitation, or other restrictive covenants already in existence (“Restrictive Covenants”). All such Restrictive Covenants remain in full force and effect.

9. In accordance with the Older Workers Benefit Protection Act of 1990, the Executive represents and acknowledges that:

a.	This General Release and the underlying Retention Agreement are written in a manner the Executive understands;

b.	By execution of this General Release, the Executive does not waive rights or claims that arise after the date of its execution;

c.	The Executive has been advised by the Company to consult with an attorney prior to the execution of this General Release, and has had the opportunity to do so;

d.	The Executive waives all rights under the Age Discrimination in Employment Act (“ADEA”), including without limitation any claim for age discrimination under the ADEA, in return for the consideration provided for in this General Release and the Retention Agreement, which is in excess of anything of value to which the Executive is already entitled;

e.	The Executive has been given a reasonable period of time, up to and including twenty-one (21) calendar days if the Executive wishes, to consider whether to sign this General Release. Any change to the Retention Agreement or the General Release, whether material or immaterial, shall not re-start the twenty-one (21) day review period;

f.	The Executive understands that s/he has seven (7) calendar days after signing this General Release to revoke it, after which time the General Release becomes binding and enforceable (the “Revocation Period”). To revoke this General Release, Executive shall deliver notice of such election in writing to the Company’s Chief Executive Officer before 5:00 p.m. on the seventh day after execution. If the seventh day does not fall on a business day, then the Revocation Period shall be deemed extended to 5:00 p.m. the next business day; and

g.	The Executive understands and agrees that the Company shall be under no obligation whatsoever to provide the consideration and Benefits set forth in the Retention Agreement unless s/he executes (and does not revoke) this General Release.

10. This General Release has been delivered in the State of Florida and shall be governed by and construed in accordance with the laws of the State of Florida. Any action based upon or arising out of this General Release shall lie exclusively in the federal or state courts having jurisdiction over Pinellas County, Florida. Executive agrees to waive any right to have any issue resolved by a jury and to cede to the Court all matters of law and fact for resolution. This General Release shall not be construed to waive any right of removal that may apply to any action filed in any court.

11. This General Release shall be binding upon the Releasing Parties and their respective heirs, devisees, legal representatives, personal representatives, successors, and assigns.

12. If a Releasing Party challenges the validity of this General Release or violates this General Release by suing the Company or any other Released Parties for a Released Claim, he/she/they will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable litigation costs and attorneys’ fees.

EXECUTIVE ACKNOWLEDGES BY EXECUTIVE’S SIGNATURE THAT EXECUTIVE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS GENERAL RELEASE. EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES.

EXECUTED: , 20

Executive Name:

Last Four Digits of Social Security Number:

WITNESS:

Name:

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